Exhibit 99.2

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico's FAS, Inc. Declares Cash Dividend of $0.0825 Per Share

Fort Myers, FL - February 22, 2017 - Chico’s FAS, Inc. (NYSE: CHS) today announced that its Board of Directors declared a quarterly cash dividend of $0.0825 per share of its common stock, a 3.1% increase over the March 2016 dividend rate. This represents the seventh annual increase since the dividend was established in 2010. The dividend is payable on March 27, 2017 to Chico’s FAS shareholders of record at the close of business on March 13, 2017.

ABOUT CHICO’S FAS, INC.

The Company, through its brands – Chico's, White House Black Market and Soma, is a leading omni-channel specialty retailer of women's private branded, sophisticated, casual-to-dressy clothing, intimates, and complementary accessories.

As of January 28, 2017, the Company operated 1,501 stores in the US and Canada and sold merchandise through franchise locations in Mexico. The Company's merchandise is also available at www.chicos.com, www.whbm.com and www.soma.com. For more detailed information on Chico's FAS, Inc., please go to our corporate website at www.chicosfas.com.

Executive Contact:
Jennifer Powers
Vice President – Investor Relations
Chico’s FAS, Inc.
(239) 346-4199